Exhibit 5.1
July 22, 2019
Asure Software, Inc.
3700 N Capital of TX Hwy, Suite 350
Austin, Texas 78746
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Asure Software, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 600,000 shares (the “Additional Shares”) of common stock, par value $.01 per share, of the Company under the Asure Software, Inc. 2018 Incentive Award Plan, as amended on May 29, 2019 (the “2018 Plan”).
We have examined such documents and have reviewed such questions of law as we have considered necessary and relevant for the purpose set forth below. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing and subject to stockholder approval of the 2018 Plan, we are of the opinion that the Additional Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms and conditions of the 2018 Plan, the Additional Shares will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.
Very truly yours,
/s/ MESSERLI & KRAMER P.A.